Exhibit 10.2

RESTRUCTURING STOCK ISSUANCE AND SUBSCRIPTION AGREEMENT

This Restructuring Stock Issuance and Subscription Agreement (“Agreement”) is entered into this 20th day of October, 2006 between Advocat Inc., a Delaware corporation (“Advocat”), and Omega Healthcare Investors, Inc., a Maryland corporation (“Omega”).

RECITALS

A.            Advocat and Omega and certain of their affiliates have entered into that certain Settlement and Restructuring Agreement dated November 8, 2000 (the “2000 Agreement”) pursuant to which Advocat and Omega have agreed to restructure their relationship.

B.            Pursuant to the 2000 Agreement, on November 8, 2000, Advocat issued to Omega 393,658 shares of Series B Preferred Stock (the “Series B Preferred Stock”) and delivered to Omega its Subordinated Note in the face amount of $1,700,000 (the “2000 Note”).

C.            Also pursuant to the 2000 Agreement, STERLING ACQUISITION CORP., a Kentucky corporation (“Lessor”), which is a wholly owned subsidiary of Omega, and DIVERSICARE LEASING CORPORATION, a Tennessee corporation (“Lessee”), which is a wholly owned subsidiary of Advocat, entered into that certain Consolidated Amended and Restated Master Lease dated as of November 8, 2000, but effective as of October 1, 2000, which has subsequently been amended by a First Amendment to Consolidated Amended and Restated Master Lease dated as of September 30, 2001 and a Second Amendment to Consolidated Amended and Restated Master Lease dated as of June 15, 2005 (as amended, the “Master Lease”).

E.             The parties desire to further restructure their relationship, including (i) the surrender for cancellation by Omega of the Series B Preferred Stock and the 2000 Note, (ii) the issuance to Omega by Advocat of shares of new Series C Preferred Stock Stock having the powers, preferences and rights as provided in the Certificate of Designation of Advocat (“Designation”) as attached hereto as Exhibit A, (iii) the delivery to Omega by Advocat of a new subordinated promissory note substantially in the form attached as Exhibit B (the “New Note”), and (iv) the amendment of the Master Lease by Lessor and Lessee to increase the rent payable under, and extend the term of, the Master Lease, all as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Advocat and Omega agree as follows:

1.             Restructuring Transactions.

1.1           Surrender of Series B Preferred Stock.  Omega hereby surrenders to Advocat for cancellation the Series B Preferred Stock.  On or before the date of this Agreement, Advocat shall pay accrued and unpaid dividends for the period of July 1, 2006 thru September 30, 2006.  Except as set forth in the preceding sentence, upon the surrender of the Series B Preferred Stock, Omega releases Advocat from any obligation to pay any accrued but unpaid dividends with respect to the Series B Preferred Stock.  Advocat shall promptly cancel the Series B Preferred Stock.

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1.2           Cancellation of 2000 Note.  Omega hereby surrenders to Advocat for cancellation the 2000 Note.  On or before the date of this Agreement, Advocat shall pay accrued and unpaid interest on the 2000 Note for the period of July 1, 2006 thru September 30, 2006.  Except as set forth in the preceding sentence, Omega hereby releases Advocat from any obligation to pay any outstanding Principal or accrued interest with respect to the 2000 Note.

1.3           Issuance of New Shares. Advocat hereby issues to Omega and Omega accepts from Advocat, subject to the terms and conditions hereof, five thousand (5,000) shares of Advocat Series C Preferred Stock (the “New Shares”).  Advocat shall deliver to Omega concurrently with the execution and delivery of this Agreement a stock certificate evidencing its ownership of the New Shares and bearing a restrictive legend stating substantially the following:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended.  Such shares have been acquired for investment and may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such shares under the Securities Act or an opinion of counsel satisfactory to the company that such registration is not required.

1.4           Delivery of New Note.  Advocat hereby delivers to Omega the New Note.

1.5           Amendment of Master Lease.  Omega hereby agrees to cause Lessor, and Advocat hereby agrees to cause Lessee, to deliver concurrently with the execution of this Agreement the Third Amendment to Consolidated Amended and Restated Master Lease substantially in the form of Exhibit C to this Agreement.

2.             Termination of Registration Rights Agreement.  Omega and Advocat hereby terminate the Registration Rights Agreement dated as of November 8, 2000.

3.             Representations and Warranties of Advocat.  Advocat hereby represents and warrants to Omega as of the date of this Agreement as follows:

3.1           Advocat is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2           Advocat has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby.

3.3           The execution, delivery and consummation of this Agreement have been duly and properly authorized by all necessary action on the part of Advocat.  The Board of Directors of Advocat has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement including, but not limited to, all actions required to render the provisions of Section 203 of the Delaware General Corporation Act restricting business combinations with “interested shareholders” inapplicable to such transactions and to provide that none of Omega or any of its affiliates shall become an “interested shareholder” upon the execution and delivery of this Agreement or the acquisition of New Shares pursuant to this Agreement.

3.4           This Agreement, upon due execution and delivery thereof, will constitute the valid and binding obligation of Advocat, enforceable in accordance with its terms.

3.5           Upon the issuance of the New Shares, such New Shares will be duly authorized, validly issued, fully paid and nonassessable.

3.6           The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the terms of this Agreement do not and will not:

(a)           conflict with or result in any breach of any provision of any agreement or other instrument to which Advocat is a party or by which it or any of its property may be bound, or conflict with or result in any breach of any provision of Advocat’s Charter, as amended by the attached Designation, Bylaws or the Amended and Restated Rights Agreement dated as of December 7, 1998 by and between Advocat and SunTrust Bank, as amended (the “Rights Plan”);

(b)           conflict with, result in a breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, result in any increase in the obligations of Advocat or any of its subsidiaries under, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Advocat is a party or to which Advocat or any of its property is subject;

(c)           result in the creation of any Lien (as defined in Section 10.7 below) upon, or any Person (as defined in Section 10.7 below) obtaining the right to acquire, any of the New Shares, any equity interest in Advocat or any of Advocat’s assets;

(d)           violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court or Governmental Entity (as defined in Section 10.7 below), to which Advocat or any of its assets is subject;

(e)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental,

administrative or judicial authority (“Consent”), other than (1) the filing of the Designation with the Delaware Secretary of State and (2) the filing of a Form D with the Securities and Exchange Commission; or

(f)            require any Consent of any Person to the execution, delivery or performance of this Agreement or to the consummation of the transactions contemplated hereby, including (but not limited to) Consents from parties to leases or other agreements or commitments, other than Consents obtained by Advocat.

3.7           The authorized capital stock of Advocat consists of 20,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.10 par value of which 200,000 shares have been designated Series A Junior Participating Preferred Stock of which none are issued and outstanding, 600,000 shares have been designated Series B Convertible Preferred Stock, 393,658 shares of which were held prior to the date of this Agreement by Omega, and five thousand (5,000) shares have been designated Series C Preferred Stock of which none are issued and outstanding immediately prior to the issuance of the New Shares.  After giving effect to the consummation of the transactions (i.e., the Closing) contemplated by this Agreement, the only shares of capital stock issued and outstanding, reserved for issuance or committed to be issued will be:

(a)           5,835,287 fully paid and non-assessable shares of Common Stock, duly issued and outstanding;

(b)           200,000 shares of Series A Junior Preferred Stock reserved for issuance pursuant to the Rights Plan;

(c)           Five thousand (5,000) shares of Series C Preferred Stock, duly issued and outstanding and owned of record and beneficially by Omega;

(d)           405,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options; and

(e)           368,100 shares of Common Stock reserved for issuance pursuant to the Advocat Inc. 2005 Long-Term Incentive Plan.

There are no declared but unpaid dividends or undeclared dividend arrearages on any shares of capital stock of Advocat other than undeclared dividend arrearages with respect to the Series B Preferred Stock, which obligation shall terminate upon the surrender of the Series B Preferred Stock. Except for the Series B Preferred Stock which is cancelled pursuant to this Agreement and the securities for which shares of Common Stock have been reserved under (d) and (e) above, there are no outstanding convertible securities of Advocat.

4.             Representations and Warranties of Omega.  Omega hereby represents and warrants to Advocat as follows:

4.1           Omega is an “accredited investor” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and rules and regulations promulgated thereunder.

4.2           The New Shares are being acquired by Omega solely for its own account for investment, with no present intention of making or participating in a distribution thereof within the meaning of the Securities Act.  None of the New Shares will be sold or transferred by Omega in violation of the Securities Act, any state securities law or any other applicable securities legislation and the financial condition of Omega is such that Omega can bear the risk of this investment indefinitely.

4.3           Omega is aware that the New Shares have not been registered under the Securities Act or any state securities law or any other applicable securities legislation, that the New Shares must be held indefinitely unless they are subsequently registered or an exemption from such registration is available and that Advocat is under no obligation to register the New Shares under the Securities Act, any state securities law, or any other applicable securities legislation.  Omega is aware that an exemption from the registration requirements of the Securities Act pursuant to Rule 144 thereunder is not presently available; that Advocat has not covenanted to make available an exemption from the registration requirements pursuant to such Rule 144 or any successor rule for resale of the New Shares; and that even if an exemption under Rule 144 were available, the Rule generally permits only routine public market sales of securities in limited amounts in accordance with the terms and conditions of such Rule.

4.4           Omega confirms that Advocat has made available to Omega, or its representatives, the opportunity to ask questions of Advocat’s officers and directors and to acquire such additional information about the business and financial condition of Advocat as Omega has requested, which additional information has been received.

4.5           Omega confirms that no representations or warranties have been made by Advocat other than as set forth or confirmed in this Agreement, and in the documents and agreements which evidence or secure the transactions contemplated by the Transaction Documents (as defined in Section 10.7 below).

5.             Indemnification.

5.1           Advocat agrees to indemnify and hold Omega, and its successors and assigns, harmless from and against any and all liabilities, losses, damages, injuries, liabilities, claims, deficiencies, judgments, fines, costs and expenses, including reasonable counsel fees (“Losses”), suffered, incurred or sustained by Omega or its successors or assigns that result from, relate to, or arise out of:

(a)           any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Advocat under this Agreement; or

(b)           any action, suit, claim or proceeding incident to any of the foregoing or to the enforcement of this Section 5.

5.2           (a)           If any third party shall notify Omega with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against Advocat (the “Indemnifying Party”) under this Section, then Omega shall promptly notify Advocat of such Third Party Claim in writing; provided, however, that no delay on the part of Omega in notifying Advocat shall relieve Advocat from any obligation under this Section unless (and then solely to the extent) Advocat is prejudiced by such delay.

(b)           Advocat will have the right to assume the defense of the Third Party Claim with counsel reasonably acceptable to Omega at any time within fifteen (15) days after Omega has given notice of the Third Party Claim; provided, however, that Advocat must conduct the defense of the Third Party Claim actively and diligently to preserve its rights to assume the defense of the Third Party Claim; and provided further that Omega may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c)           So long as Advocat has assumed and is conducting the defense of the Third Party Claim in accordance with Section 5.2(b) above, Advocat will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Omega (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by Advocat and does not impose an injunction or other equitable relief upon Omega.

(d)           If Advocat does not assume or conduct the defense of the Third Party Claim in accordance with Section 5.2(b) above, however, (i) Omega may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and Omega need not consult with, or obtain any consent from, Advocat in connection with any such defense, consent or settlement), and (ii) Advocat will remain responsible for any Losses Omega may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.

6.             Financial Statements and Other Information.  If, at any time while Omega holds any of the New Shares, Advocat ceases to have registered any of its securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “34 Act”), or to timely file all reports required to be filed by Advocat under the 34 Act, Advocat will deliver to Omega, as applicable:

(a)           Audited Annual Financial Statements.  As soon as practicable after the end of each fiscal year of Advocat, and in any event within ninety (90) days thereafter, a consolidated audited balance sheet of Advocat and its subsidiaries (if any), as of the end of such year, and consolidated audited statements of income, changes in retained earnings and changes in cash flows of Advocat and its subsidiaries (if any), for such fiscal year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and, in the case of the consolidated statements, certified by independent public accountants selected by Advocat and reasonably acceptable to Omega; and

(b)           Unaudited Quarterly Financial Statements.  As soon as practicable after the end of each fiscal quarter of each fiscal year and, in any event within forty-five (45) days thereafter, consolidated unaudited balance sheets of Advocat and its subsidiaries (if any) as of the end of such period, and consolidated unaudited statements of income and changes in cash flows of Advocat and its subsidiaries (if any) for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes, all in reasonable detail and certified by the principal financial officer of the Company.

7.             Redemption Right upon Default.  Upon the occurrence of an Event of Default (as defined in Section 10.7 below) and while it continues, Omega shall have the option, in addition to all other rights and remedies available to it, to cause Advocat to redeem all or any part of the New Shares pursuant to Section 11 of the Designation.

8.             AmSouth Consent.  Omega hereby acknowledges the AmSouth Consent, a copy of which is attached hereto, and hereby agrees that Omega will not deem it to be an Event of Default (as defined in Section 10.7 below) if Advocat does not pay dividends on the Series C Preferred Stock because Advocat is prohibited from paying such dividends as provided in the AmSouth Consent; provided such failure to pay dividends does not continue for more than two consecutive quarters.

9.             Further Assurances and Information.

9.1           If, subsequent to the date of this Agreement, the Federal government issues or passes rules, regulations or laws which would cause Omega to lose, or be at a material risk of losing, its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended, as a result of Omega holding the New Shares, and if Omega’s attorneys or accountants recommend a restructuring of the relationship between Omega and Advocat as set forth in this Agreement, then so long as the proposed restructuring does not place Advocat in a materially worse position relative to its position under the current structure of the relationship, Advocat shall use its commercially reasonable efforts to promptly take, or promptly cause to be taken, all actions and to execute all documents that are reasonably requested by Omega to restructure the relationship.

9.2           Within ten (10) days of the receipt of a written request from Omega, Advocat shall provide to Omega reasonable access to Advocat’s books and records for the purpose of estimating the aggregate fair market value of Advocat’s outstanding “securities” (as that term is defined in Investment Company Act of 1940) as of the date of the request.

10.           Miscellaneous.

10.1         The representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement and the purchase of the New Shares.

10.2         This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.  This Agreement may not be assigned, by operation of law or otherwise, without the prior written consent of the non-assigning party; provided, however, that Omega and any subsequent holder of the New Shares may assign the rights granted pursuant to Sections 5 and 6 of this Agreement to any subsequent holder of the New Shares.

10.3         This Agreement and the documents which evidence or secure the transactions contemplated by this Agreement constitute the entire agreement of the parties relating to the subject matter hereof and there are no terms other than those contained herein.  This Agreement may not be modified or amended except in a writing signed by the parties hereto.

10.4         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law provisions.

10.5         This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.

10.6         Notices.  Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight delivery with a commercial overnight carrier, with written verification of receipt or by hand delivery or facsimile transmission to the following address:

To Advocat:	Advocat, Inc.
1621 Galleria Boulevard
Brentwood, TN 37027
Attn: Chief Financial Officer
Telephone No.: (615) 771-7575
Facsimile No.: (615) 771-7409
With copy to	Harwell Howard Hyne Gabbert & Manner, P.C.
(which shall not	315 Deaderick Street, Suite 1800
constitute notice):	Nashville, TN 37238
Attn: John N. Popham, IV
Telephone No.: (615) 256-0500
Facsimile No.: (615) 251-1057
To Omega:	Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, MD 21093

Attn.: Daniel J. Booth
Telephone No.: (410) 427-1700
Facsimile No.: (410) 427-8800

And with copy to	Doran Derwent, PLLC
(which shall not	125 Ottawa Ave., N.W., Suite 420
constitute notice):	Grand Rapids, Michigan 49503
Attn: Mark E. Derwent
Telephone No.: (616) 233-9720
Facsimile No.: (616) 451-8697

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a business day, or if not, on the first business day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such notice was received at the number specified above or in a notice to the sender.

10.7         As used in this Agreement, the following terms shall have the following meanings:

“Event of Default” means (i) if Advocat fails to observe or perform or cause to be observed or performed any term, covenant or condition of this Agreement and such failure is not cured within a period of thirty (30) days after notice thereof from Omega, (ii) a representation or warranty of Advocat made in this Agreement is untrue when made in any material respect, Omega is materially and adversely affected thereby, and Advocat fails within thirty (30) days after Notice from Omega thereof to cure such condition by terminating such adverse effect and making Omega whole for any damages suffered therefrom, or, if with due diligence such cure cannot be effected within thirty (30) days, if Advocat has failed to commence to cure the same within the thirty (30) days or failed thereafter to proceed promptly and with due diligence to cure such condition and complete such cure, (iii) an Event of Default under any of the Transaction Documents which is not cured within the applicable cure period, (iv) if Advocat fails to observe or perform any term, covenant or condition of the New Shares other than the payment of a dividend as provided in the following item and such failure is not cured within a period of thirty (30) days after notice thereof from Omega; and (v) if Advocat fails to pay when due any dividend on the New Shares and such failure is not cured within a period of five (5) days after notice thereof from Omega provided that Advocat shall be entitled to such notice and may avail itself of such cure period no more than two (2) times in any calendar year.

“Governmental Entity” means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Lien” or “Liens” means any pledge, lien (including, without limitation, any tax lien), charge, claim, community property interest, condition, equitable interest, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another Person of every nature and description whatsoever.

“Person” means any individual, legal entity, business enterprise, or government, governmental body or unit, including any corporation, partnership, limited partnership, or limited liability company.

“Transaction Documents” means this Agreement, the Master Lease, the New Note, the New Shares, all documents which evidence or secure the transactions contemplated by this Agreement, the Master Lease, the New Note, the New Shares and all guaranties, security agreements, cross default agreements and other documents granted concurrently herewith, and granted previously or from time to time hereafter by Advocat to Omega, or any of Omega’s affiliates.

Signatures on following page.

In witness whereof the parties have executed this Restructuring Stock Issuance and Subscription Agreement as of the date first set forth above.

ADVOCAT INC.
By:	/s/ William R. Council, III
Name:	William R. Council, III
Title:	President and Chief Executive Officer
OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ Taylor Pickett
Name:	Taylor Pickett
Title:	Chief Executive Officer

Exhibits and Schedules:

Exhibit A      Designation

Exhibit B      New Note

Exhibit C      Third Amendment to Consolidated Amended and Restated Master Lease

EXHIBIT A

CERTIFICATE OF DESIGNATION

OF

ADVOCAT INC.

Pursuant to the Provisions of the
Delaware General Corporation Law

To the Secretary of State of the State of Delaware:

Pursuant to the provisions of Section 151 of the Delaware General Corporation Law (the “Delaware Act”), the undersigned corporation submits this Certificate of Designation for the purpose of designating a series of shares and fixing and determining the relative rights and preferences thereof:

1.             The name of the corporation is Advocat Inc.

2.             The following resolution, designating a series of shares of Advocat Inc. (the “Corporation”) and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation at a duly called meeting held on October 20, 2006.

RESOLVED, that pursuant to the powers expressly delegated to the Board of Directors by Sections 4 and 12 of the Certificate of Incorporation of the Corporation and pursuant to Section 102 of the Delaware Act, the Corporation designates as Series C Preferred Stock (the “Series C Preferred Stock”) that number of shares having the powers, preferences and rights as is set forth below.

RESOLVED, that the President, Chairman of the Board of Directors, Vice President or Secretary of the Corporation, and each of them, be, and hereby are, authorized and directed to execute, file and deliver all such instruments, agreements, applications or other documents or amendments to any thereof that may be required, necessary or desirable to carry fully into effect the foregoing resolution and that the execution, filing or delivery of all of such shall be deemed conclusive evidence of the approval and authorization by this Corporation of such acts.

All terms used herein which are defined in the Charter of the Corporation shall have the same meaning herein, unless defined herein or the context otherwise requires.

Section 1.               Designation and Amount.  Of the authorized 1,000,000 shares of Preferred Stock, five thousand (5,000) shares shall be designated Series C Preferred Stock.

Section 2.               Dividends and Distributions.  (a) The holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board of Directors”), out of the net profits of the Corporation, dividends per share equal to

7% per annum of the Stated Value (as herein defined) of such Series C Preferred Stock, payable quarterly.  Dividends on the outstanding shares of Series C Preferred shall begin to accrue and accumulate (whether or not declared) from the Issue Date of the Series C Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, and shall accrue and accumulate on a daily basis and compound on a quarterly basis (to the extent not otherwise declared and paid as set forth above), in each case whether or not declared.  Notwithstanding anything to the contrary in this Section 2, the Board of Directors shall declare dividends on the Series C Preferred Stock to the extent, in its good faith judgment, there are Available Funds (defined in Section 12 below) to pay such quarterly dividends.  To the extent there are insufficient Available Funds to pay all holders of the Preferred Stock the full quarterly dividend for any quarter, the Board of Directors shall declare a dividend to all holders of the Preferred Stock on a pro rata basis to the extent of Available Funds, if any.  Holders of shares of the Preferred Stock shall be entitled to receive such dividends in preference to and in priority over dividends upon Junior Stock (defined in Section 12 below).  All dividends declared upon the Series C Preferred Stock shall be declared pro rata per share.  For purposes hereof, the term “Stated Value” shall mean Nine Hundred Eighty Three Dollars and Sixty Four Cents ($983.64) per share; provided, however, that if at any time the aggregate Stated Value of the Series C Preferred Stock exceeds the aggregate REIT Maximum Stated Value (as defined in Section 12 below), any accrued but unpaid dividends shall be reduced to an amount calculated based on the REIT Maximum Stated Value, and any future dividends shall be calculated based on the REIT Maximum Stated Value.

(b)           Dividends on the Series C Preferred Stock shall be cumulative and compounded quarterly and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year.

Section 3.               Liquidation, Dissolution or Winding Up.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock, an amount in cash equal to the lesser of (i) Stated Value per share plus any dividends thereon accrued but unpaid and (ii) the REIT Maximum Value (the amount so described, the “Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b)           If any shares of Series A Preferred Stock are then outstanding based upon a Distribution Date (as defined in the Amended and Restated Rights Agreement dated as of December 7, 1998 by and between Advocat and Sun Trust - the “Rights Agreement”) caused by an Acquiring Person (as defined in the Rights Agreement) other than the holder of the Series C

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Preferred Stock, then unless and until the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock pursuant to Section 3(a) above or Section 11 below and any other series of Preferred Stock which is senior in priority to the Series A Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, no distribution shall be made as to the holders of shares of Junior Stock.

(c)           If no shares of Series A Preferred Stock are then outstanding, then after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to stockholders.

(d)           The Corporation will mail written notice of any distribution upon liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each record holder of Series C Preferred Stock.

Section 4.               Certain Restrictions.  (a) At any time when there are accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding, the Corporation shall not:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock (provided that the Corporation may redeem shares of Common Stock from employees pursuant to rights of the Corporation under employment agreements or employee benefit plans);

(ii)                                  except as permitted in subparagraph 4(a)(iii) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

(iii)                               purchase or otherwise acquire for consideration any shares of Series C Preferred Stock (other than a redemption pursuant to Section 11(b) below), except in accordance with a pro rata purchase offer for all or any portion of the shares of Series C Preferred Stock made in writing to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

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(c)           So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a single class:

(i)                                     authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series C Preferred Stock as to dividend rights or redemption rights or liquidation preferences;

(ii)                                  permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock or other equity interest of such subsidiary;

(iii)                               increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock.

Section 5.               Voting Rights.  Except as otherwise provided by law and Sections 4 and 14 of this Designation, the holders of shares of Series C Preferred Stock shall have no voting rights and their consent shall not be required for taking corporation action.

Section 6.               Reacquired Shares.  Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock that may be reissued as a part of a new series of Preferred Stock, subject to the restrictions set forth in other Certificates of Designation, or to Certificates of Amendment, creating a series of Preferred Stock or any other similar stock or is otherwise required by law.

Section 7.               Intentionally omitted.

Section 8.               Intentionally omitted.

Section 9.               Intentionally omitted.

Section 10.             Intentionally omitted.

Section 11.             Redemption.

(a)           Redemption at Option of Holder.  At any time on or after the earlier to occur of (1) an Event of Default, (2) a Redemption Event, and (3) September 30, 2010, holders of the Series C Preferred Stock may require the Corporation to redeem all or a portion of the shares of Series C Preferred Stock held by such holders (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price in cash equal to the lesser of (i) the Stated Value per share, plus an amount equal to any dividends accrued but unpaid thereon and (ii) the REIT Maximum Value (such amount is hereinafter referred to as the “Redemption Price”).  If the Corporation is unable on the date the holders of the Series C Preferred Stock require the Corporation to redeem such shares of Series C Preferred Stock (the “Redemption Date”) to redeem any shares of Preferred Stock then to be redeemed because such

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redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

(b)           Redemption by the Corporation.  If at the time of such redemption, the REIT Maximum Value is greater than or equal to the Stated Value, then the Corporation, at its option, may at any time on or after September 30, 2007 redeem, in whole or in part, shares of Series C Preferred Stock on any Redemption Date set by the Board of Directors, upon ninety (90) days written notice to each record holder of Series C Preferred Stock at a price in cash equal to the Redemption Price.  The Corporation shall pay the Redemption Price in cash, out of funds legally available therefor.

(c)           On or prior to the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C Preferred Stock redeemed (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

Section 12.             Certain Definitions.  As used in this Certificate, the following terms shall have the following respective meanings:

“Available Funds” shall mean any funds legally available for the payment of dividends and interest accrued with respect to shares of the Series C Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the Rights Agent is authorized or obligated by law or executive order to close.

“Event of Default” shall have such meaning as is ascribed to it in the Restructuring Stock Issuance and Subscription Agreement between the Corporation and Omega Healthcare Investors, Inc., a Maryland corporation.

“Issue Date” means the date on which the shares of Series C Preferred are issued.

“Junior Stock” shall mean any shares of any series or class of capital stock of the Corporation, other than the Series C Preferred Stock.

“Redemption Event” means (i) the entry by the Corporation into any agreement, which if consummated, would result in the consolidation, merger, share exchange, combination or other transaction in which all or substantially all of the shares of the Corporation are exchanged for or changed into other stock or securities, cash, and/or any other property, (ii) the issuance by the Corporation of any Common Stock other than (A) the issuance pursuant to the exercise of any stock options granted to any employees, directors or officers of, or bona fide

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consultants to, the Corporation and its subsidiaries pursuant to stock plans or options or agreements adopted or approved by the Corporation’s Board of Directors or (B) shares of Common Stock issued in connection with a bona fide acquisition by the Corporation whether by merger, consolidation, purchase of assets, purchase or exchange of stock or other similar transactions with a non-financing purpose approved by Corporation’s Board of Directors; provided that the Corporation is the surviving entity of such transaction or series of transactions.

“REIT Maximum Stated Value” means a stated value per share for the Series C Preferred Stock that results in the Series C Preferred Stock having an aggregate stated value of no more than 9.99% of the total fair market value of the outstanding equity securities of the Corporation (not including any outstanding options or warrants to acquire equity securities of the Corporation that are held by persons other than the holder of the Series C Preferred Stock and its affiliates).

“REIT Maximum Value” means an amount payable at any time to holders of shares of Series C Preferred Stock upon a liquidation, redemption or other event described in this Designation that shall not exceed the amount that would result in the Series C Preferred Stock being treated for federal income tax purposes as having a fair market value of no more than 9.99% of the total fair market value of the outstanding equity securities of the Corporation (not including any outstanding options or warrants to acquire equity securities of the Corporation that are held by persons other than the holder (and its affiliates) of the Series C Preferred Stock).

Section 13.             Intentionally omitted.

Section 14.             Amendment.  The Corporation shall not amend, alter or repeal its Certificate of Incorporation, its Bylaws or this Certificate of Designation in any manner which would materially alter or change the powers, preferences or rights of the Series C Preferred Stock so as to effect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a class.

This Certificate of Designation to the Certificate of Incorporation of the Corporation shall be effective immediately upon filing thereof with the Secretary of the State of Delaware.

ADVOCAT INC.

By:
Name:
Title:

Dated: October 20, 2006

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SUBORDINATED NOTE

$2,533,614.53	Franklin, Tennessee

Dated as of October 1, 2006

FOR VALUE RECEIVED, Advocat Inc., a Delaware corporation, with an address of 1621 Galleria Boulevard, Brentwood, TN 37027 (“Borrower”), hereby promises to pay to Omega Healthcare Investors, Inc., a Maryland corporation with an address of 9690 Deereco Road, Suite 100, Timonium, MD 21093 (“Payee”), or to order, the principal sum of Two Million Five Hundred Thirty Three Thousand Six Hundred Fourteen Dollars and Fifty Three Cents ($2,533,614.53), and to pay interest from the date hereof on the unpaid principal amount hereof at a rate of interest at all times equal to seven percent (7%) per annum, which interest shall be accrued quarterly.  Accrued interest shall be payable (subject to Section 2) in cash quarterly beginning on December 31, 2006 and continuing on the last day of each quarter thereafter. To the extent accrued interest is not paid quarterly, it shall be compounded quarterly.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  The quarterly interest payments shall be made on March 31, June 30, September 30 and December 31.  Borrower may pre-pay this Note in part or in full at any time without penalty.  All payments of principal and interest shall be in lawful money of the United States, and shall be made by wire transfer of immediately available funds to Payee or to such other account as is designated by Payee in writing to Borrower.  All outstanding principal and accrued interest shall be due and payable (subject to Section 2) in full on September 30, 2007 (the “Maturity Date”).

1.             Intentionally omitted.

2.             (a)  Payment of this Note shall be subordinated in right of payment and distribution of the assets of Borrower (including without limitation, any distribution of the assets of Borrower to its creditors in any insolvency, bankruptcy, reorganization or similar proceeding with respect to Borrower) to all Senior Indebtedness (as defined below); provided, that Borrower may make regular quarterly payments of interest due on this Note as provided in the preceding paragraph and payment of principal upon maturity (“Permitted Payments”), unless (i) a Default (as defined in any such Senior Indebtedness) has occurred or (ii) an event or condition which with the passage of time or giving of notice, or both, could become a Default has occurred and is continuing (collectively, the “Default Restrictions”).  For purposes of this Note, “Senior Indebtedness” shall mean the principal, premium, if any, and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or with respect of (i) any indebtedness of the Company (excluding this Note and indebtedness by its terms expressly ranking subordinate to or pari passu with this Note, herein, the “Subordinated Indebtedness”) for money borrowed, whether or not evidenced by debentures, notes or similar instruments, issued, incurred, or assumed by the Company and whether outstanding on the dates of this Note or hereafter created or incurred; and (ii) all indebtedness and other obligations guaranteed by the Company, or the payment and performance of which is secured by a lien on property or assets of the Company.

(b)           Borrower shall notify Payee in writing before or at the time an interest payment is due if a Default Restriction has occurred.  If Payee receives any cash payment on account of principal or of interest on this Note in violation of these subordination provisions, Payee shall receive the same as trustee for the holders of the Senior Indebtedness and will pay or deliver the same to such holders immediately and Payee hereby assigns to such holders all rights of Payee to any such payments and Payee shall execute such agreements as may be reasonably required to effectuate this assignment.  Any amounts so paid to the holders of the Senior Indebtedness shall be deemed not to have been paid by Borrower, or received by Payee, under this Note.  If any event or condition which is the subject of a Default Restriction shall be cured or waived in writing by the holders of the Senior Indebtedness, within the applicable grace period, if any, provided in the Senior Indebtedness, Borrower shall resume payments of interest (including any past due interest) on this Note and may pay the principal of this Note, according to the terms set forth herein, subject to future application of the Default Restrictions.  Payee acknowledges that this is a continuing agreement of subordination, and the Borrower and its senior lenders may amend, modify or extend, and such lenders may grant waivers under the provisions of any such Senior Indebtedness without approval of or notice to Payee.

(c)           Until the Senior Indebtedness is paid in full, Payee shall not (a) initiate or participate with others in any suit, action or proceeding against Borrower to enforce payment or collect all or part of the indebtedness under this Note, (b) accelerate the maturity of or increase the principal of or amend the subordination provisions of this Note, (c) increase the interest rate on this Note, or (d) exercise any right of setoff with respect to, or take any security from Borrower for, this Note.  Except to the extent expressly provided in this Note, nothing contained herein shall impair, between Borrower and Payee, the obligations of Borrower to make payments of principal of or interest on this Note to Payee as and when the same shall become due and payable in accordance with the terms hereof.

(d)           The holder of this Note by his acceptance hereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, and each holder of Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Senior Indebtedness.

3.             This Note is secured by all guaranties, security interests, liens, assignments and encumbrances granted concurrently herewith, and granted previously or from time to time hereafter by Borrower or any of Borrower’s affiliates to Payee, or any of Payee’s affiliates, including, but not limited to, the security interests granted by Diversicare Leasing Corp., a Delaware corporation (“Lessee”), to Sterling Acquisition Corp., a Kentucky corporation (“Lessor”), in connection with the Consolidated Amended and Restated Master Lease between Lessor and Lessee dated as of November 8, 2000, as amended by a First Amendment to Consolidated Amended and Restated Master Lease dated as of September 30, 2001, a Second Amendment to Consolidated Amended and Restated Master Lease dated as of June 15, 2005, and a Third Amendment to Consolidated Amended and Restated Master Lease dated as of the date of this Note (as amended, the “Master Lease”), and the Restructuring, Stock Issuance and Subscription Agreement among Borrower, Payee, Lessee and Lessor dated as of the date of this Note (the “Restructuring Agreement”) (collectively, the “Security Documents”).  Reference is

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hereby made to the Security Documents for additional terms and conditions concerning this Note.

4.             The occurrence of any of the following shall constitute a “Default” under this Note: (i) the Borrower fails to pay when due, whether by acceleration or otherwise, any Principal or interest payable under this Note and such failure is not cured within a period of five (5) days after notice thereof from Omega provided that Borrower shall be entitled to such notice and may avail itself of such cure period no more than two (2) times in any calendar year; (ii) the Borrower fails to perform any other obligation under this Note and such failure is not cured within a period of thirty (30) days after notice thereof from Omega; (iii) an Event of Default under the Master Lease which is not cured during any applicable cure period; or (iii) an Event of Default under any of the Security Documents which is not cured during any applicable cure period.

5.             If a Default has occurred and is continuing, Payee may (subject to the limitations set forth in Section 2 of this Note) without demand of performance and without other notice declare the unpaid principal of and interest on this Note to be immediately due and payable, whereupon the same shall be due and payable without presentation, demand, protest or notice of any kind (except as specifically required in Section 4 of this Note), all of which are expressly waived.  Payee may proceed to protect and enforce Payee’s rights either by suit in equity and/or by action at law, whether for specific performance, or proceed to enforce any other legal or equitable right as a holder of this Note.  All remedies of Payee provided herein are cumulative and concurrent and may be exercised independently, successively or together against Borrower at the sole discretion of Payee, shall not be exhausted by any exercise thereof, and may be exercised as often as occasion therefor may occur, and shall not be construed to be waived or released by Payee’s delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

6.             All notices, requests and other communications hereunder shall be made in the manner set forth in the Restructuring Agreement.

7.             Borrower waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default (except as expressly provided herein) or enforcement of the payment of this Note and agrees that the liability of Borrower shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.

8.             Acceptance by Payee of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Payee’s acceptance of any such partial payment shall not constitute a waiver of Payee’s right to receive the entire amount due.  Upon any Default, neither the failure of the Payee to promptly exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of Payee to demand strict performance of any other obligation of Borrower or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of Borrower or any other person who may be liable under this Note.

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9.             Payee shall not by any act of omission or commission be deemed to have waived any of its rights or remedies hereunder unless such waiver be in writing and signed by Payee, and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar or waiver of such right or remedy on a subsequent event.

10.           Unless a Default has occurred and not been fully cured, all payments received by Payee under this Note shall be applied, subject to the limitations set forth in Section 2 of this Note, first against interest which has accrued and not been paid, and second to principal, with the balance applied against principal and any other amounts which may be owing to Payee under this Note.  Following the occurrence of a Default, and until such Default is fully cured, Payee may apply, subject to the limitations set forth in Section 2 of this Note, any payment which it receives, whether directly from the Borrower or as a consequence of realizing upon any security which it holds, in its sole and absolute discretion, to any amount owing to it under this Note or the Security Documents.

11.           The Borrower shall pay to Payee, immediately upon demand, any and all taxes (including, but not limited to, state franchise taxes) assessed against Payee by reason of its holding of this Note and the receipt by it of interest payments hereunder (other than income taxes assessed by the United States, or by any foreign government or political subdivision thereof having jurisdiction over the Payee on such interest payments), and any and all other sums and charges that may at any time become due and payable under the Security Agreements.

12.           The Borrower, and any other person who may be liable hereunder in any capacity, agree to pay all costs of collection and any litigation, including attorney fees (including any appeals relating to such enforcement or collection proceedings), in case the principal of the Note or any payment of interest thereon is not paid as it becomes due, or in case it becomes necessary to protect the security for this Note, whether suit is brought or not.

13.           All payments by the Borrower shall be paid in full without setoff or counterclaim and without reduction for and free from any and all taxes, levies, imposts, duties, fees, charges, deductions or withholdings of any type or nature imposed by any government or any political subdivision or taxing authority thereof.

14.           IT IS SPECIFICALLY AGREED THAT TIME IS OF THE ESSENCE OF THIS NOTE.

15.           All agreements between the Borrower, and any other party liable for the payment of the indebtedness evidenced by this Note, and Payee, or any subsequent holder of this Note, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the holder of this Note exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the holder of this Note in excess of the maximum lawful amount, the interest payable to the holder of this Note shall be reduced to the maximum amount permitted by applicable law; and if from any circumstance the holder of this Note shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be

4

applied to the reduction of the principal of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal of this Note, such excess shall be refunded to the Borrower or to another party, or parties, liable for the payment of the indebtedness evidenced by this Note, as applicable.  All interest paid or agreed to be paid to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full period of this Note (including the period of any renewal or extension hereof) until payment in full of the principal so that the interest for such full period shall not exceed the maximum permitted by applicable law.  This Section 15 shall control all agreements between the Borrower and the holder of this Note.

16.           If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof, all of which shall be liberally construed in favor of Payee in order to effect the provisions of this Note.

17.           This Note shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without regard to any conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction.

Signature on following page.

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IN WITNESS WHEREOF, Borrower has caused this Subordinated Note to be executed and delivered by its proper and duly authorized officer the day and year written above.

ADVOCAT INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY PAYEE;

OMEGA HEALTHCARE INVESTORS, INC.

By:
Name:
Title:

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